Exhibit 21.1

SUBSIDIARIES OF REGISTRANT

Name	Jurisdiction of Incorporation or Organization
PJT Partners Holdings LP	Delaware
PJT Management LLC	Delaware
PJT Capital LP	Delaware
PJT Partners LP	Delaware
PHG CP Inc.	Delaware
PHG Holdings LLC	Delaware
PJT Partners (Cayman) Limited	Cayman Islands
PJT Partners (UK) Limited	United Kingdom
PJT Partners Park Hill (Spain), A.V., S.A.U.	Spain
PJT Partners (HK) Limited	Hong Kong
PJT Partners (Germany) GmbH	Germany
PJT Partners (France) SAS	France
PJT Partners Japan K.K.	Japan